Exhibit 99.1

Contact:
Media	Investors
Jody Lau, 269/923-5918	Larry Venturelli, 269/923-4678
Jody.Lau@whirlpool.com	Larry.Venturelli@whirlpool.com

WHIRLPOOL CORPORATION TO STRENGTHEN AND EXTEND NORTH AMERICAN MANUFACTURING AND GLOBAL OPERATING PLATFORM

New Refrigerator Factory in Mexico to Become Operational in 2006

BENTON HARBOR, Mich.—Dec. 12, 2005—Whirlpool Corporation (NYSE: WHR) today announced that it invested approximately $250 million in its North American manufacturing base in 2005.

“We continue to strengthen and extend our manufacturing base in North America, specifically in the U.S. and Mexico, to better improve our operating platform and to continue to remain competitive,” said David L. Swift, executive vice president, North American Region. “In this highly competitive environment, it is imperative that Whirlpool looks for ways to continually improve its operating base.”

In the last 12 months, Whirlpool has:

•	Equipped and primed its Clyde, Ohio, manufacturing facility for the production of new, top-loading clothes washer models.

•	Similarly prepared its Marion, Ohio, plant to manufacture new clothes dryer models.

•	Begun production of new models and the Fast Fill water dispenser for refrigerators/freezers in its Fort Smith, Ark., plant.

•	Begun production of a new front-loading clothes washer in its Monterrey, Mexico, facility.

•	Completed construction of a new refrigerator plant in Ramos Arizpe, Mexico, to produce side-by-side refrigerator/freezer models, beginning in 2006 and employing 1,000 workers.

Once the Ramos Arizpe facility is operational, approximately 730 employees at Whirlpool’s Fort Smith, Ark., plant would be part of a layoff, currently planned for October 2006, as some models currently manufactured in Fort Smith would be shifted to the new plant in Mexico. Whirlpool currently anticipates that the vast majority of the layoffs will be voluntary and many of those employees would be recalled within 18 months, as part of the normal attrition rate at the Fort Smith facility. Since 2003, the Fort Smith facility has hired nearly 800 new employees.

The Fort Smith plant currently employs about 4,600 workers, producing side-by-side refrigerator/freezer models, counter-depth refrigerators and trash compactors, as well as icemaker components.

These investments reflect the strategic role of Whirlpool’s North American manufacturing base within the company’s global manufacturing and distribution network and continue the company’s ongoing effort to expand its innovation capability and optimize its global operating platform.

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About Whirlpool Corporation

Whirlpool Corporation is a global manufacturer and marketer of major home appliances, with annual sales of more than $13 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found at www.whirlpoolcorp.com.

Whirlpool Additional information:

This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document include, but are not limited to, statements regarding expected earnings per share, cash flow, and material and oil-related costs for the full year 2005, as well as expectations as to the closing of the proposed merger with Maytag Corporation. Many risks and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global, including Asian and European, manufacturers and the strength of trade customers; (2) Whirlpool’s ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 17% of Whirlpool’s 2004 consolidated net sales of $13 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) the impact of general economic factors on demand for Whirlpool’s products, such as gross domestic product, consumer interest rates, consumer confidence, retail trends, housing starts, sale of existing homes, and the level of mortgage refinancing; (4) the ability of Whirlpool to achieve its business plans, including productivity improvements, cost control, leveraging of its global operating platform and acceleration of the rate of innovation; (5) fluctuations in the cost of key materials (including steel, oil, plastic resins, copper and zinc) and components and the ability of Whirlpool to offset cost increases; (6) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (7) changes in market conditions, health care cost trends and pending regulation that could increase future funding obligations for pension and post-retirement benefit plans; (8) the cost of compliance with environmental and health and safety regulation, including new regulations in Europe regarding appliance disposal; (9) potential exposure to product liability claims, including the outcome of Whirlpool’s previously-announced investigation of a supplier-related quality and potential product safety problem that may affect up to 3.5 million appliances manufactured between 2000 and 2002; (10) the impact of labor relations; (11) Whirlpool’s ability to obtain and protect intellectual property rights; (12) the ability of Whirlpool to manage foreign currency and its effective tax rate; (13) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic markets, including uncertainty and disruptions arising from natural disasters, including possible effects of recent U.S. hurricanes, or terrorist activities; and (14) risks associated with operations outside the U.S. Other such factors relate to Whirlpool’s pending merger with Maytag Corporation, including (1) the ability of Whirlpool and Maytag to satisfy the conditions to closing (including Maytag shareholder approval and regulatory approval) and timing of the process; (2) the effect on Maytag’s business of the pending transaction; and (3) in the event the merger is completed, Whirlpool’s ability to integrate the business of Maytag on a timely basis and realize the full anticipated benefits of the merger within the current estimate of costs.

Additional Information Relating to the Proposed Merger with Maytag Corporation and Where to Find It:

Whirlpool has filed and the Securities and Exchange Commission has declared effective, a registration statement on Form S-4 (File no. 333- 128686), containing a definitive proxy statement/prospectus in connection with the proposed merger with Maytag Corporation. Investors are urged to read the Form S-4 and the definitive proxy statement/prospectus and any other relevant documents filed or to be filed by Whirlpool or Maytag because they contain or will contain important information. The Form S-4 and other documents filed by Whirlpool and Maytag with the SEC are available free of charge at the SEC’s website (http://www.sec.gov ) or from Whirlpool by directing a request to Whirlpool Corporation, 2000 North M-63, Mail Drop 2800, Benton Harbor, MI 49022-2692, Attention: Larry Venturelli, Vice President, Investor Relations or from Maytag’s Website at http://www.maytagcorp.com. Neither this communication nor the definitive proxy statement/prospectus constitutes an offer to sell, or the solicitation of an offer to buy, Whirlpool common stock in any jurisdiction outside the United States where such offer or issuance would be prohibited; any such offer or sale will only be made in accordance with the applicable laws of such jurisdiction.

Whirlpool and its directors, executive officers, and other employees may be deemed to be participating in the solicitation of proxies from Maytag stockholders in connection with the approval of the proposed transaction. Information about Whirlpool’s directors and executive officers is available in Whirlpool’s proxy statement, dated March 18, 2005, for its 2005 annual meeting of stockholders.

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